EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate July 29, 2010

Macatawa Bank Corporation
Reports Profitable Second Quarter, Improved Results

Holland, Michigan, July 29, 2010 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced a return to profitability and improvements in several key capital and operational ratios in the second quarter 2010. The Company's results for the quarter included:
•	Pre-tax net income of $3.1 million
•	After-tax net income of $1.7 million, compared to a loss of $30.4 million in the same quarter of last year
•	Net charge-offs of $6.3 million, down 54 percent from the first quarter 2010 ($13.6 million), 72 percent less than the second quarter 2009 ($22.1 million)
•	Sixth consecutive quarter of improvement in net interest margin - now at 3.29 percent
•	Solid improvement in capital ratios - remained categorized as "adequately capitalized" under applicable regulatory capital requirements
•	Deposit accounts remain insured by the FDIC up to the maximum amount permitted by law

Macatawa reported net income available to common shares of $1.7 million, or $0.10 per diluted share, for the second quarter 2010, compared to a net loss available to common shares of $31.3 million, or ($1.82) per diluted share, for the second quarter 2009 and a net loss of $21.1 million for the first quarter 2010. For the first half of 2010, the Company's net loss available to common shares totaled $19.4 million in 2010 compared to $36.4 million for the same period in 2009.

"Eight months ago, in an extremely challenging environment, we began an all out effort to instill business discipline and sound banking principles throughout the entire organization," said Richard L. Postma, Chairman of Macatawa Bank Corporation. "The second quarter results and our first profitable period in almost two years, coupled with improvements in nearly every key capital and performance metric, certainly are positive steps, but we still have a great deal of work to do to return the Company to financial health."

Since taking the helm as chairman in late 2009 and with the full support of the Board of Directors, Mr. Postma has navigated the Company during a critical transition period. Under this leadership, the Bank implemented improved business and banking principles, added experienced personnel, bolstered the Bank's risk management functions by adding key individuals in its Special Assets and Loan Review departments, and implemented new and more disciplined

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Macatawa Bank Corporation 2Q Results / page 2 of 5

lending and loan risk management policies and new procedures for loan administration and loan review. Macatawa continued this momentum during the second quarter by accelerating workout strategies with some of its more stressed loan customers and making significant progress towards completing an independent loan review of all commercial credits.

In addition to its focus on improving asset quality, the Company continued to implement strategic initiatives to improve core operating performance. "Our quarterly net interest margin continues to improve and is currently at its highest level in the past three years, while our quarterly controllable overhead costs are at their lowest level in over two years. In addition, we continue to efficiently manage our balance sheet. We have reduced out-of-market funding on our balance sheet by nearly $200 million as we continue to scale the organization to the current realities," commented Postma. "Even though the operating environment for banking is far from normal, we are confident that we are establishing a well-disciplined banking culture which will help us return to consistent and sustained profitability. However, it is realistic to expect that as the Company strives to return to sustained positive performance, it will experience uneven results on a quarterly basis. No one should assume that the second quarter results mean that the Company's problems are fully resolved. It is a very good start, but just that, a start. We have a long road to travel to regain our shareholder and depositor confidence," said Postma.

Operating Results

Net interest income for the second quarter 2010 totaled $12.8 million, a decrease of $210,000 from the first quarter 2010 and a decrease of $580,000 from the second quarter 2009. However, net interest margin increased to 3.29 percent, up 7 basis points from 3.22 percent on a consecutive quarter basis and up 50 basis points from 2.79 percent in the second quarter 2009.

"Future margin expansion will be dampened by the sale of the Company's securities portfolio but margin should be positively impacted by the continued payoff of higher costing wholesale funds," said Postma. "The sale of our securities portfolio was an important step at firming up our capital position during this depressed economic cycle, and despite this impact on margin in the short-term, we expect continued momentum toward margin expansion over the longer term."

Average interest earning assets for the second quarter 2010 declined $93.7 million from the first quarter 2010 and declined $385.0 million from the second quarter 2009, negatively impacting net interest income. However, the decline in assets continues to reflect the Bank's focus on liquidity improvement, capital ratio maintenance and reduction in credit exposure within certain segments.

Non-interest income of $6.3 million for the second quarter 2010 was up $2.9 million from the first quarter 2010 and up $2.1 million from the second quarter 2009. The increase was primarily driven by the $2.7 million in gains on sales of securities in the quarter, offset by continued reductions in income from mortgage banking activities. Mortgage loan sales volumes have decreased significantly from levels in the second quarter 2009, when mortgage refinancing activity was strong as a result of low interest rates.

Non-interest expense was $14.3 million for the second quarter 2010, compared to $17.9 million for the first quarter 2010 and $21.3 million for the second quarter 2009. Last year's second quarter total was unusually high as it included $5.5 million in expense associated with the Trade Partners litigation settlement. In the most recent quarter, costs associated with the administration and disposition of problem loans and non-performing assets were $2.5 million compared to $5.5 million in the first quarter 2010 and $2.4 million in the second quarter 2009. FDIC insurance assessments remain elevated at $1.2 million in the most recent quarter compared to $1.3 million in the first quarter 2010 and $1.7 million in the second quarter 2009, as a result of higher assessment rates implemented by the FDIC.

When excluding nonperforming asset costs and FDIC assessments, non-interest expense was $10.6 million for the most recent quarter, down from $11.1 million in the first quarter 2010 and $17.1 million in the second quarter 2009. Salaries and employee benefits were down $104,000 compared to the first quarter 2010 and down $678,000 from the prior year quarter as a result of a reduction in overall staffing levels due to the Company scaling its operations to respond to the impact of the prolonged economic weakness.

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Macatawa Bank Corporation 2Q Results / page 3 of 5

Asset Quality

The provision for loan losses of $1.8 million for the second quarter 2010 declined 90 percent or $17.9 million, from the first quarter 2010 and, even more dramatically, down $18.8 million from the second quarter 2009. Net charge-offs were $6.3 million compared to $13.5 million for the first quarter 2010 and $22.1 million for the second quarter 2009. During the fourth quarter 2009 and into 2010, the Company continued to complete a full, independent re-evaluation of its loan portfolio at the direction of the Board of Directors. The elevated levels of provisions for loan losses and net charge-offs in the first quarter 2010 reflect these efforts.

The loan loss reserve of $56.3 million was 4.12 percent of total loans at June 30, 2010, compared with 4.23 percent at March 31, 2010 and 2.32 percent at June 30, 2009. The loan loss reserve coverage to nonperforming loans remains elevated at 59.2 percent of non-performing loans at June 30, 2010, compared to 59.3 percent at March 31, 2010 and 39.1 percent at June 30, 2009.

At June 30, 2010, the Company's non-performing loans were $95.1 million (6.96% of total loans) compared to $102.5 million (7.13% of total loans) at March 31, 2010 and $103.9 million (6.88% of total loans) at December 31, 2009. Sales of foreclosed properties continued to improve as compared to 2009, with the Bank selling nearly $10 million of real estate in the first six months of 2010 compared to sales of $7.5 million for all of 2009.

"We intend to continue to maintain a prudent and conservative level of loan loss reserves until we see a clear trend of significant reductions in our charge-off and non-performing loan levels. That being said, we are seeing signs of stabilization in the valuations of properties securing our assets, allowing us to accelerate sales and reduce non-performing asset expenses. We also are encouraged by our efforts to find workable solutions with our challenging accounts to mitigate the impact on our loan losses and are achieving credit upgrades in some instances. Going forward, our approach to loan loss reserves will be cautious as we remain focused on reflecting the values of these assets at appropriate levels and moving the non-performing assets out of the Bank," said Postma.

A break-down of non-performing loans is shown in the table below.
Dollars in 000s	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Commercial Real Estate	$81,319	$81,669	$87,321	$77,461	$87,337
Commercial and Industrial	10,418	17,782	12,713	8,477	5,657
Total Commercial Loans	91,737	99,451	100,034	85,938	92,994
Residential Mortgage Loans	1,976	1,849	2,719	917	1,702
Consumer Loans	1,345	1,248	1,132	1,305	1,468
Total Non-Performing Loans	$95,058	$102,548	$103,885	$88,160	$96,164

Residential Developer Loans (a)	$37,939	$36,594	$50,002	$43,989	$52,403

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate

Total non-performing assets were $143.8 million, or 8.71 percent of total assets, at June 30, 2010. A break-down of non-performing assets is shown in the table below.
Dollars in 000s	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Non-Performing Loans	$95,058	$102,548	$103,885	$88,160	$96,164
Other Repossessed Assets	81	84	124	224	339
Other Real Estate Owned	48,672	45,790	37,184	33,419	23,516
Total Non-Performing Assets	$143,811	$148,422	$141,193	$121,803	$120,019

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Macatawa Bank Corporation 2Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital

Total assets were $1.65 billion at June 30, 2010, a decrease of $179.1 million from $1.83 billion at December 31, 2009. Total loans were $1.36 billion at June 30, 2010, down $145.9 million from $1.51 billion at December 31, 2009.

Commercial loans decreased by $125.2 million representing the majority of the decrease since December 31, 2009. The commercial real estate portfolio was reduced by $69.7 million as the Company continues its efforts to reduce exposure in these segments. Commercial and industrial loans declined by $55.4 million due in part to a general decline in business activity.

Of the decline in commercial real estate loans, $33.0 million of the decrease was in loans to residential developers, the portfolio that has caused the majority of stress within the Company's loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:
Dollars in 000s	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Construction and development	$150,443	$156,867	$162,615	$195,712	$211,247
Other commercial real estate	582,882	611,904	640,437	638,952	653,058
Commercial Loans Secured by
Real Estate	733,325	768,771	803,052	834,664	864,305
Commercial and Industrial	314,087	344,294	369,523	375,636	404,660
Total Commercial Loans	$1,047,412	$1,113,065	$1,172,575	$1,210,300	$1,268,965

Residential Developer Loans (a)	$120,344	$130,727	$153,327	$164,852	$178,319

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate

The reduction in loans since year end 2009 allowed the Company to reduce wholesale funding, including out-of-market deposits acquired through brokers, by $93.2 million and to reduce other borrowed funds by $56.0 million. Total deposits were $1.31 billion at June 30, 2010, down $103.6 million from $1.42 billion at December 31, 2009, primarily from the run-off of brokered deposits. Customer deposit accounts remain fully insured to the highest levels available under the FDIC insurance programs.

Two of the three regulatory capital ratios for Macatawa Bank, including the tier one risk-based capital ratio and the tier one leverage capital ratio, were maintained at levels in excess of those ordinarily required to be categorized as "well capitalized" under applicable regulatory capital guidelines. Despite these ratios, the Bank was categorized as "adequately capitalized" as its total risk-based capital ratio of 8.71 percent was below the 10.0 percent minimum to be categorized as "well capitalized." In addition, because the Bank is subject to the Consent Order, the Bank cannot be categorized as "well capitalized" regardless of actual capital levels. At June 30, 2010, the Bank did not have capital at levels required by the Consent Order.

"Our goal remains to return to "well-capitalized" status, and we continue to work closely with our regulators in our efforts to comply with the terms of the Consent Order. While we are encouraged by the results of the quarter and are cautiously optimistic about the prospects for the rest of 2010, we remain committed to building back profitability and improving our valuation. Although improvements in our operating results may be uneven during 2010, we continue to expect the overall profit trend to be positive," Postma said. "The Board of Directors and management team are determined to restore Macatawa Bank to sustained profitability and return to a position of capital strength. The second quarter was an important step in that direction."

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Macatawa Bank Corporation 2Q Results / page 5 of 5

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "will," "expect," "strategic," "strives," "assume," "long road to travel," "future," "longer term," "continue," "intend," "until," "going-forward," "prospects" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the effect of new policies and practices, future net interest margin, trends in real estate valuations, conditions in the real estate markets, future levels of non-performing loans, the rate of asset dispositions, adequacy of our capital, future capital levels, capital raising activities, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to fully comply with our Consent Order, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, improve internal controls over financial reporting, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, continue as a going concern and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. Failure to comply with the agreements in our Consent Order could result in further regulatory action which could have a material adverse effect on Macatawa Bank Corporation and its shareholders. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in "Part II, Item 1A - Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; changes in market interest rates, changes in FDIC assessment rates, changes in banking laws and regulations; changes in property values, asset quality, and the financial capability of borrowers; actions of bank regulatory authorities; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; the impact of possible future litigation; governmental and regulatory policy changes; changes in the quality and composition of our loan portfolio; changes in value and credit quality of investment securities; the local and global effects of current and future military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Three Months Ended June 30		Six Months Ended June 30
EARNINGS SUMMARY	2010	2009	2010	2009
Total interest income	$19,537	$24,531	$40,475	$49,655
Total interest expense	6,719	11,133	14,629	23,461
Net interest income	12,818	13,398	25,846	26,194
Provision for loan loss	1,800	20,630	21,510	31,160
Net interest income after provision for loan loss	11,018	(7,232)	4,336	(4,966)

NON-INTEREST INCOME
Deposit service charges	1,063	1,210	2,128	2,439
Net gains on mortgage loans	399	501	580	2,123
Trust fees	797	984	1,686	1,917
Net gains on security sales	2,715	-	2,715	-
Other	1,348	1,529	2,681	3,068
Total non-interest income	6,322	4,224	9,790	9,547

NON-INTEREST EXPENSE
Salaries and benefits	5,554	6,232	11,005	12,375
Occupancy	989	1,056	2,041	2,212
Furniture and equipment	888	1,018	1,869	2,046
FDIC assessment	1,192	1,707	2,450	2,478
Administration and disposition of problem assets	2,464	2,439	7,999	4,598
Trade Partners litigation settlement	-	5,533	-	5,533
Other	3,202	3,279	6,851	6,503
Total non-interest expense	14,289	21,264	32,215	35,745
Income (loss) before income tax	3,051	(24,272)	(18,089)	(31,164)
Income tax expense (benefit)	1,303	6,134	1,303	3,384

Net income (loss)	$1,748	$(30,406)	$(19,392)	$(34,548)
Dividends declared on preferred shares		939	-	1,878
Net income (loss) available to common shares	$1,748	$(31,345)	$(19,392)	$(36,426)

Basic earnings per common share	$0.10	$(1.82)	$(1.10)	$(2.12)
Diluted earnings per common share	$0.10	$(1.82)	$(1.10)	$(2.12)
Return on average assets	0.41%	-5.87%	-2.23%	-3.49%
Return on average equity	10.32%	-86.53%	-51.25%	-50.03%
Net interest margin	3.29%	2.79%	3.26%	2.72%
Efficiency ratio	74.66%	120.67%	90.40%	100.01%

BALANCE SHEET DATA Assets	June 30 2010	December 31 2009	June 30 2009
Cash and due from banks	$26,311	$24,687	$23,057
Federal funds sold and other short-term investments	118,825	54,062	96,013
Securities available for sale	20,112	129,090	159,194
Securities held to maturity	83	414	656
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	1,431	649	811
Total loans	1,364,881	1,510,816	1,621,895
Less allowance for loan loss	56,286	54,623	37,621
Net loans	1,308,595	1,456,193	1,584,274
Premises and equipment, net	59,770	61,015	62,327
Bank-owned life insurance	24,675	24,395	23,932
Other real estate owned	48,672	37,183	23,516
Other assets	28,998	30,209	25,884

Total Assets	$1,649,747	$1,830,172	$2,011,939

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$263,324	$221,470	$219,229
Interest-bearing deposits	1,049,377	1,194,867	1,356,823
Total deposits	1,312,701	1,416,337	1,576,052
Other borrowed funds	222,003	278,023	268,690
Surbordinated debt	1,650	1,650	950
Long-term debt	41,238	41,238	41,238
Other liabilities	5,915	4,933	8,375
Total Liabilities	1,583,507	1,742,181	1,895,305

Shareholders' equity	66,240	87,991	116,634

Total Liabilities and Shareholders' Equity	$1,649,747	$1,830,172	$2,011,939

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly					Year to Date
	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009	2nd Qtr 2009	2010	2009
EARNINGS SUMMARY
Net interest income	$12,818	$13,028	$13,406	$13,194	$13,398	$25,846	$26,194
Provision for loan loss	1,800	19,710	21,600	21,580	20,630	21,510	31,160
Total non-interest income	6,322	3,468	3,515	3,634	4,224	9,790	9,547
Total non-interest expense	14,289	17,926	15,915	15,731	21,264	32,215	35,745
Federal income tax expense (benefit)	1,303	-	(11,385)	(600)	6,134	1,303	3,384
Net income (loss)	1,748	(21,140)	(9,209)	(19,883)	(30,406)	(19,392)	(34,548)
Dividends declared on preferred shares	-	-	-	991	939	-	1,878
Net income (loss) available to common shares	$1,748	$(21,140)	$(9,209)	$(20,874)	$(31,345)	$(19,392)	$(36,426)

Basic earnings per common share	$0.10	$(1.19)	$(0.52)	$(1.18)	$(1.82)	$(1.10)	$(2.12)
Diluted earnings per common share	$0.10	$(1.19)	$(0.52)	$(1.18)	$(1.82)	$(1.10)	$(2.12)

MARKET DATA
Book value per common share	$1.87	$1.91	$3.10	$3.64	$4.74	$1.87	$4.74
Tangible book value per common share	$1.85	$1.88	$3.07	$3.62	$4.71	$1.85	$4.71
Market value per common share	$1.20	$1.75	$2.09	$2.60	$2.82	$1.20	$2.82
Average basic common shares	17,692,231	17,696,922	17,699,552	17,669,440	17,260,269	17,694,269	17,211,524
Average diluted common shares	17,692,231	17,696,922	17,699,552	17,669,440	17,260,269	17,694,269	17,211,524
Period end common shares	17,682,458	17,696,423	17,698,108	17,701,817	17,659,264	17,682,458	17,659,264

PERFORMANCE RATIOS
Return on average assets	0.41%	-4.74%	-1.95%	-3.97%	-5.87%	-2.23%	-3.49%
Return on average equity	10.32%	-101.04%	-38.85%	-67.58%	-86.53%	-51.25%	-50.03%
Net interest margin (fully taxable equivalent)	3.29%	3.22%	3.04%	2.83%	2.79%	3.26%	2.72%
Efficiency ratio	74.66%	108.67%	94.05%	93.48%	120.67%	90.40%	100.01%
Full-time equivalent employees (period end)	391	375	380	395	400	391	400

ASSET QUALITY
Gross charge-offs	$6,851	$14,235	$15,563	$11,758	$22,317	$21,087	$32,621
Net charge-offs	$6,296	$13,550	$15,026	$11,152	$22,105	$19,847	$31,801
Net charge-offs to average loans (annualized)	1.79%	3.68%	3.91%	2.79%	5.27%	2.75%	3.73%
Nonperforming loans	$95,058	$102,548	$103,885	$88,160	$96,164	$95,058	$96,164
Other real estate and repossessed assets	$48,753	$45,874	$37,308	$33,643	$23,885	$48,753	$23,855
Nonperforming loans to total loans	6.96%	7.13%	6.88%	5.66%	5.93%	6.96%	5.93%
Nonperforming assets to total assets	8.72%	8.64%	7.71%	6.15%	5.97%	8.72%	5.97%
Allowance for loan loss	$56,286	$60,782	$54,623	$48,049	$37,621	$56,286	$37,621
Allowance for loan loss to total loans	4.12%	4.23%	3.62%	3.09%	2.32%	4.12%	2.32%
Allowance for loan loss to nonperforming loans	59.21%	59.27%	52.58%	54.50%	39.12%	59.21%	39.12%

CAPITAL & LIQUIDITY
Average equity to average assets (Consolidated)	4.02%	4.69%	5.01%	5.94%	6.79%	4.36%	6.99%
Tier 1 capital to average assets (Consolidated)	5.25%	4.80%	6.01%	6.30%	7.44%	5.25%	7.44%
Total capital to risk-weighted assets (Consolidated)	8.81%	8.27%	9.23%	9.46%	10.33%	8.81%	10.33%
Tier 1 capital to average assets (Bank)	6.31%	5.83%	6.58%	6.70%	7.43%	6.31%	7.43%
Total capital to risk-weighted assets (Bank)	8.70%	8.14%	9.07%	9.32%	10.16%	8.70%	10.16%

END OF PERIOD BALANCES
Total portfolio loans	$1,364,881	$1,438,107	$1,510,816	$1,556,903	$1,621,895	$1,364,881	$1,621,895
Interest earning assets	1,517,318	1,589,670	1,702,227	1,857,467	1,887,636	1,517,318	1,887,636
Total assets	1,649,747	1,718,429	1,830,172	1,981,772	2,011,939	1,649,747	2,011,939
Deposits	1,312,701	1,370,767	1,416,337	1,546,311	1,576,052	1,312,701	1,576,052
Total shareholders' equity	66,240	66,917	87,991	97,674	116,634	66,240	116,634

AVERAGE BALANCES
Total portfolio loans	$1,408,672	$1,473,337	$1,538,038	$1,598,743	$1,678,648	$1,440,826	$1,707,035
Interest earning assets	1,555,372	1,649,121	1,769,242	1,870,995	1,940,364	1,601,988	1,949,809
Total assets	1,686,311	1,785,286	1,893,275	2,001,415	2,071,098	1,735,525	2,084,530
Deposits	1,341,243	1,394,701	1,467,497	1,554,127	1,611,922	1,367,824	1,616,018
Total shareholders' equity	67,733	83,692	94,819	117,687	140,556	75,669	145,623